Exhibit 10.1

Mr. Robert Hagemann
16 Rochambeau Road
Pompton Plains, NJ 07444

Dear Bob,

This letter will formalize the arrangement between you and Quest Diagnostics Incorporated (“the Company”) relative to services you will render to the Company. The terms of the agreement between you and the Company are as follows:

1.    Services. You agree to provide consulting services to the Company as may be requested from time to time by the Company's Chief Executive Officer or his designee. These services will be in addition to and will in no way diminish those consulting hours which you are already obligated to provide to the Company pursuant to Section 7(b) of the Executive Officer Severance Plan.

2.    Compensation. The Company agrees to pay you a total amount of $633,035.00 on December 20, 2013.

3.     Term. The term of this agreement shall commence on August 1, 2013 and shall terminate on February 28, 2014.

4.    No Services to Competitors. During the term of this Agreement, and for a period of six (6) months following its termination for any reason, you will not provide services, directly or indirectly, in any capacity, whether as an employee, consultant, independent contractor, or otherwise, to any person or entity that provides products or services that compete with the business of the Company. If so requested in writing by you, the Company will advise you promptly in writing in advance (but in no case later than thirty (30) calendar days) as to whether, in its reasonable discretion, the Company views any proposed activity contemplated by you as constituting a competing business.

5.    Confidential Information. You acknowledge that the information, observations, and data obtained by you during the course of your performance under Agreement concerning the business and affairs of the Company and its affiliates are the property of the Company. Therefore, you agree that you will not disclose to any unauthorized person or use for your own account any such information, observations, or data without express written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions to act. You also agree to deliver to the Company at the termination of this Agreement, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its affiliates which you may then possess or have under your control.

6.    Entire Agreement/Modification. This Agreement contains the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the consulting

Exhibit 10.1

services to be provided pursuant to this Agreement. It may be modified only by a written addendum, signed by both parties, indicating intent to modify this agreement.

7.    Successors and Assignees. This Agreement shall be enforceable by you and the Company and their respective successors and assignees, provided that your rights and obligations under this Agreement shall not be assignable.

8.    Waiver. No waiver of any breach or failure by either party to enforce any of the terms or conditions of this Agreement at any time will, in any manner, limit or waive such party's right thereafter to enforce and to compel strict compliance with every term and condition hereof.

9.    Independent Contractor. You acknowledge and agree that you shall provide services under this Agreement as an independent contractor and not as an employee of the Company. As such, you are not eligible to participate in any employee benefits provided by the Company to its employees, including pension and retirement savings benefits, health and welfare benefits, workers' compensation insurance, or other employee plans sponsored by the Company for any of its employees. You assume full responsibility and liability for the payment of any taxes due on money received by you under this Agreement. Finally, you will not represent yourself to be employed by the Company, nor represent that you are authorized to represent the Company or obligate the Company with respect to any matters not expressly provided in this Agreement.

Quest Diagnostics Incorporated By: /s/ Jeffrey S. Shuman	Robert Hagemann By: /s/ Robert Hagemann
Date: July 31, 2013	Date: July 31, 2013